Exhibit 10.1

FIRST AMENDMENT TO LEASE
THIS FIRST AMENDMENT TO LEASE (this "Agreement"), dated as of July 25, 2018 between DOLP 1133 PROPERTIES II LLC, having an office at One Bryant Park, New York, New York 10036 ("Landlord") and TAKE-TWO INTERACTIVE SOFTWARE, INC., having an office at 1133 Avenue of the Americas, New York, New York 10036 ("Tenant").
W I T N E S S E T H:
WHEREAS, Landlord, as landlord, and Tenant, as tenant, entered into that certain indenture of lease dated as of December 12, 2016 (the “Existing Lease”) covering the entire leasable area of the second (2nd) and third (3rd) floors and portions of the leasable area of the ground floor (collectively, the “Existing Premises”), in the building (the “Building”) designated and known as 1133 Avenue of the Americas, in the Borough of Manhattan, City, County and State of New York; and
WHEREAS, Tenant desires to (x) lease a portion of the leasable area of the fifteenth (15th) floor of the Building as shown on the floor plan annexed hereto as Exhibit A-1 (the “Additional Space”), (y) lease the balance of the leasable area of the fifteenth (15th) floor of the Building as shown on the floor plan annexed hereto as Exhibit A-2 (the “Balance Space;” the Balance Space, together with the Additional Space, collectively, the “15th Floor Space”) and (z) modify the Existing Lease in certain other respects, and Landlord is agreeable thereto on the terms hereinafter set forth.
NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Existing Lease. As used herein, the term “Lease” shall mean the Existing Lease, as amended by this Agreement.
2.    Additional Space and the Balance Space
A.    Effective for the period (the “Additional Space Term”) beginning on the date (the “Additional Space Commencement Date”) that Landlord shall deliver to Tenant vacant, broom-clean possession of the Additional Space with all of the work applicable to the Additional Space set forth on Exhibit B attached hereto (collectively, “Landlord’s Additional Space Work”) substantially completed (or deemed to be substantially completed) as provided in Section 7A(i) hereof and (subject to the terms of Article 38 of the Existing Lease) ending on the Expiration Date, the Additional Space shall be deemed to be included in the Office Space and the Premises for all purposes of the Lease. Throughout the Additional Space Term, all references in the Lease to the terms “Office Space,” “Demised Premises,” “demised premises,” “premises” or “Premises” shall be deemed to include the Additional Space. Subject to any delays caused by force majeure and/or by Tenant’s Delays (as hereinafter defined), Landlord shall use commercially reasonable efforts to cause the Additional Space Commencement Date to occur on October 1, 2018 (the “Estimated Additional Space Delivery Date”). If the Additional Space is not delivered to Tenant on or prior to the date that is one hundred twenty (120) days following the Estimated Additional Space Delivery Date, then as

Tenant’s sole and exclusive remedy therefor (except as otherwise expressly provided herein), Landlord shall pay to Tenant (by either, at the sole option of Landlord, providing a credit against the next payment(s) of Rent payable by Tenant under the Lease or paying such sum to Tenant within thirty (30) days) the amount (if any) that any holdover rent actually received by Landlord (as a result of the holding over of the prior tenant(s) and/or occupant(s) in the Additional Space) with respect to the Additional Space and attributable to the period beginning on the one hundred twenty-first (121st) day following the Estimated Additional Space Delivery Date and ending on the Additional Space Commencement Date, exceeds the sum of (x) the amount of the fixed and recurring additional rent payable by the prior tenant under its lease with respect to the Additional Space during the month of August, 2018 (which amount shall be prorated for any partial month and deducted during each month of the foregoing period) and (y) any out-of-pocket expenses incurred by Landlord in seeking to remove such holdover tenant from possession of the Additional Space. Landlord hereby represents to Tenant that the current tenant of the Additional Space is obligated to pay to Landlord in connection with any holding over thereby one and one-half (1.5) times for the first ninety (90) days of any such holding over, and two (2) times thereafter, the amount of fixed rent and additional rent theretofore payable thereby. Tenant acknowledges that the core toilet rooms located on the fifteenth (15th) floor of the Building were recently renovated by Landlord in a manner substantially similar to the recently renovated core toilet rooms located on the second (2nd) and third (3rd) floors of the Building.
B.    Effective for the period (the “Balance Space Term”) beginning on the date (the “Balance Space Commencement Date”) that Landlord shall deliver to Tenant vacant, broom-clean possession of the Balance Space with all of the work applicable to the Balance Space set forth on Exhibit B attached hereto (collectively, “Landlord’s Balance Space Work”) substantially completed (or deemed to be substantially completed) as provided in Section 7A(i) hereof and (subject to the terms of Article 38 of the Existing Lease) ending on the Expiration Date, the Balance Space shall be deemed to be included in the Office Space and the Premises for all purposes of the Lease. Throughout the Balance Space Term, all references in the Lease to the terms “Office Space,” “Demised Premises,” “demised premises,” “premises” or “Premises” shall be deemed to include the Balance Space. Subject to any delays caused by force majeure and/or by Tenant and/or its agents, contractors and/or employees, Landlord shall use commercially reasonable efforts to cause the Balance Space Commencement Date to occur on January 1, 2026 (the “Estimated Balance Space Delivery Date”). The Additional Space and the Balance Space together comprise all of the leasable area of the fifteenth (15th) floor of the Building and accordingly, commencing on the Balance Space Commencement Date (and notwithstanding anything in the Lease to the contrary), the common corridors and other common areas of the fifteenth (15th) floor of the Building (including all core toilet rooms thereon) shall be deemed to be part of the Premises and Tenant’s Insurable Property for all purposes of the Lease, including for the purposes of Articles 11, 12, 16 and 17 of the Existing Lease. Landlord acknowledges that such core toilet rooms shall be in good working order and condition on the Balance Space Commencement Date.
C.    Except as otherwise expressly provided herein, all of the other terms of the Existing Lease, including those applicable to items of Fixed Rent and additional rent payable pursuant to the terms of the Existing Lease, shall be deemed to be, and shall remain, as set forth in the Existing Lease throughout the remainder of the term of the Existing Lease.
D.    Except as otherwise expressly provided herein, (i) Tenant shall accept possession of the Additional Space in its "as is" condition on the Additional Space Commencement Date and the Balance Space in its "as is" condition on the Balance Space Commencement Date, (ii) Landlord shall be under no obligation to make any changes, improvements, or alterations to the Additional Space or the Balance Space to prepare the same for Tenant's occupancy, (iii) Tenant shall not be entitled to any work allowance or rent credit with respect to the Additional Space or the Balance Space (iv) the taking of occupancy of the whole or part of the Additional Space or the Balance Space by Tenant shall be conclusive evidence that Tenant shall have accepted possession thereof and that the Additional Space or the Balance Space (as the case may be) shall be in good and satisfactory condition at the time such occupancy shall be so taken and (v) Landlord has not made and does not make any representations or warranties with respect to the Additional Space or the Balance Space.
E.    Tenant shall use the Additional Space and the Balance Space for the Permitted Uses and the Ancillary Uses and for no other purpose.
F.    Promptly after such dates and terms shall have been determined, Landlord and Tenant will execute agreements in a form prepared by Landlord and reasonably acceptable to Tenant, stating among other things, (i) after the occurrence of the Additional Space Commencement Date, the Additional Space Commencement Date and the Additional Space RCD (as hereinafter defined) and (ii) after the occurrence of the Balance Space Commencement Date, the Balance Space Commencement Date and the amount of Fixed Rent payable by Tenant with respect to the 15th Floor Space pursuant to the terms of Section 3A(iii) hereof. Any disputes with respect to the determination of the foregoing shall be determined by arbitration in accordance with the provisions of Article 25 of the Existing Lease. Tenant's failure or refusal to sign the same shall in no event affect Landlord's designation of the foregoing, provided that such designation has been determined in accordance with the terms hereof.
G.    Tenant acknowledges that both the Additional Space and the Balance Space are currently occupied by third party tenants pursuant to leases that expire in accordance with their terms following the date hereof. If Landlord fails or is unable to deliver to Tenant the entire Additional Space within forty-five (45) days following the Estimated Additional Space Delivery Date or the entire Balance Space within forty-five (45) days following the Estimated Balance Space Delivery Date, as a result of the holding over of the prior tenant(s) and/or occupant(s), Landlord at its expense shall promptly take all commercially reasonable action against such holdover tenant(s) and/or occupant(s) to obtain possession thereof (and to recover any holdover charges payable by the current tenant of the Additional Space), including (if prudent in the reasonable discretion of Landlord) the commencement and prosecution of a summary dispossess proceeding against such holdover tenant(s) and/or occupant(s). Tenant expressly waives any right to rescind this Agreement under Section 223-a of the New York Real Property Law or under any present or future statute of similar import then in force and except as otherwise expressly provided herein, Tenant further expressly waives the right to recover any damages, direct or indirect, which may result from Landlord’s failure to timely deliver possession of the Additional Space and/or the Balance Space. Tenant agrees that the provisions of this Article 2 are intended to constitute “an express provision to the contrary” within the meaning of said Section 223-a.
3.    Fixed Rent.
A.    Tenant shall continue to pay all Fixed Rent with respect to the Existing Premises at the rates and in the manner provided for in the Lease. In addition, Tenant shall pay Fixed Rent in the manner provided for in the Lease with respect to the 15th Floor Space as follows:
(i)    with respect to the Additional Space, $1,028,020.00 per annum during the period commencing on the Additional Space Commencement Date and ending upon the final day of the First Rent Period, payable in advance in equal monthly installments of $85,668.33;

(ii)    with respect to the Additional Space, $1,101,450.00 per annum during the period commencing on the first day of the Second Rent Period and ending upon December 31, 2025, payable in advance in equal monthly installments of $91,787.50; and
(iii)    with respect to the 15th Floor Space, such rate(s) as determined in accordance with the terms of Section 8A hereof during the period commencing on January 1, 2026 and ending upon the Expiration Date, payable in advance in equal monthly installments.
B.    The terms and provisions set forth in Exhibit C-1 attached hereto are incorporated by reference herein as if set forth in full in this Article 3.
4.    Electricity.    Tenant shall continue to compensate Landlord for supplying Tenant with electrical current in the Existing Premises in accordance with the applicable terms of the Lease. In addition, Landlord shall provide electricity to the Additional Space during the Additional Space Term and to the Balance Space during the Balance Space Term, and Tenant shall compensate Landlord therefor, in the manner set forth in Article 7 of the Existing Lease as applicable to the Office Space. The terms and provisions set forth in Exhibit C-2 attached hereto are incorporated by reference herein as if set forth in full in this Article 4.
5.    Building Services/Facilities.
A.    Supplementing the terms of Section 6.1A of the Existing Lease, commencing on the Additional Space Commencement Date, Landlord shall provide (i) non-exclusive passenger elevator service to and from the Building lobby and the fifteenth (15th) floor of the Building during business hours and (ii) at all times other than during business hours, not fewer than one (1) passenger elevator shall be on call to the Additional Space. Promptly following the Additional Space Commencement Date, Landlord at Tenant’s option and reasonable expense shall furnish and install elevator openings for one (1) car of a passenger elevator bank serving the fifteenth (15th) floor of the Building designated by Landlord and reasonably acceptable to Tenant and perform all related ancillary work (including any work to the Building, any required reprogramming of such bank and any additional work that may be required by applicable Legal Requirements) so that such passenger elevator car shall serve the second (2nd), third (3rd) and fifteenth (15th) floor of the Building (collectively, the “Elevator Work”), it being agreed that (a) the obligation of Landlord to perform the Elevator Work shall be subject to Landlord’s reasonable satisfaction with feasibility and other tests performed by Landlord at Tenant’s reasonable expense (including with respect to any potential effect thereof upon the performance of the Building’s passenger elevators), (b) copies of the written results of such tests shall be forwarded by Landlord to Tenant promptly following Landlord’s receipt thereof, (c) at the option of Landlord, Landlord at Tenant’s reasonable expense shall undo the Elevator Work (including any work to the Building, any required reprogramming of such bank and any additional work that may be required by applicable Legal Requirements) upon the expiration or sooner termination of the term of the Lease or if Tenant no longer leases any portion of the fifteenth (15th) floor of the Building, (d) as an additional condition to the performance by Landlord of the Elevator Work, Tenant shall first reasonably approve the total estimated cost of the performance of the Elevator Work prior to the commencement of the performance by Landlord thereof and (e) any amounts payable by Tenant to Landlord in connection with the foregoing shall be paid by Tenant as additional rent within thirty (30) days after written demand therefor, which obligation shall survive the expiration or sooner termination of the Lease.
B.    Supplementing the terms of Section 6.7 of the Existing Lease, promptly following the Additional Space Commencement Date, Landlord at Tenant’s expense shall install one (1) Building standard sign identifying Tenant in the elevator lobby of the fifteenth (15th) floor of the Building (and on or adjacent to the exterior doors of the Additional Space). Following the Balance Space Commencement Date, Tenant at its expense may install one (1) sign containing Tenant’s name and/or logo reasonably approved by Landlord on or adjacent to the exterior doors of the 15th Floor Space (subject to the applicable terms of the penultimate sentence of Section 6.7 of the Existing Lease). Tenant shall be responsible for the maintenance and removal of all such signs in accordance with the terms of Section 6.7 of the Existing Lease.
6.    Escalations and Other Additional Rent.
A.    Tenant shall continue to pay all additional rent with respect to the Existing Premises at the rates and in the manner provided in the Lease.
B.    In addition, Tenant shall pay all additional rent with respect to the Additional Space commencing on the Additional Space Commencement Date and with respect to the Balance Space commencing on the Balance Space Commencement Date at the rates and in the manner provided in the Lease. The terms and provisions set forth in Exhibit C-3 attached hereto are incorporated by reference herein as if set forth in full in this Article 6.
7.    Additional Space Work and Balance Space Work.
A.    The terms of the Existing Lease applicable to Landlord’s Work and Landlord’s Pre-Possession Work shall be fully applicable to Landlord’s Additional Space Work and Landlord’s Balance Space Work, it being agreed that all of Landlord’s Additional Space Work and Landlord’s Balance Space Work shall be substantially completed (or deemed to be substantially completed) by Landlord prior to the Additional Space Commencement Date and the Balance Space Commencement Date, as the case may be (and, accordingly, the terms of the Existing Lease applicable to Landlord’s Post-Possession Work shall not be applicable thereto). Additionally, the following terms shall be applicable with respect to Landlord’s Additional Space Work and Landlord’s Balance Space Work:
(i)    Landlord shall deliver to Tenant at least five (5) business days’ advance notice of the Additional Space Commencement Date and the Balance Space Commencement Date (as the case may be), which notice may be delivered prior to the substantial completion of Landlord’s Additional Space Work or Landlord’s Balance Space Work, as the case may be. For the purposes of this Agreement, Landlord’s Additional Space Work and Landlord’s Balance Space Work (as the case may be) shall be deemed substantially complete if only minor details or adjustments which shall not materially interfere with Tenant’s performance of Tenant’s Additional Space Work or Tenant’s Balance Space Work, as such term is hereinafter defined (as the case may be), may not then have been completed, but which work Landlord agrees will thereafter be completed. In the event that there shall be any such minor details or adjustments (collectively, “Punch List Items”), Tenant shall deliver notice to Landlord of such Punch List Items within ten (10) business days following the Additional Space Commencement Date and the Balance Space Commencement Date (as the case may be) set forth in Landlord’s notice with respect thereto (time being of the essence). If Tenant fails to timely deliver such notice with respect to Landlord’s Additional Space Work or Landlord’s Balance Space Work (as the case may be), all of Landlord’s Additional Space Work or Landlord’s Balance Space Work (as the case may be) shall be conclusively deemed to have been satisfactorily completed on the date set forth in Landlord’s notice, except for latent defects in connection with Landlord’s Additional Space Work or Landlord’s Balance Space Work (as the case may be) as expressly set forth herein. If Tenant timely delivers such notice with respect to Landlord’s Additional Space Work or Landlord’s Balance Space Work (as the case may be), other than the Punch List Items (except to the extent that Landlord shall promptly deliver notice to Tenant that Landlord disputes one (1) or more of such Punch List Item(s)), all of Landlord’s Additional Space Work or Landlord’s Balance Space Work (as the case may be) shall be conclusively deemed to have been satisfactorily completed on the date set forth in Landlord’s notice, except for latent defects as expressly set forth herein. Landlord shall use commercially reasonable efforts (subject to delays caused by Tenant and/or its agents, contractors and/or employees and/or by force majeure) to (x) complete such Punch List Items within forty-five (45) days after Landlord’s receipt of such notice (except (i) for any Punch List Items which, with the exercise of reasonable due diligence, require additional time to perform or lead time to obtain or (ii) to the extent that Landlord shall promptly deliver notice to Tenant that Landlord disputes any Punch List Item(s)) and (y) perform such Punch List Items in a manner that shall minimize any interference with Tenant’s performance of Tenant’s Additional Space Work or Tenant’s Balance Space Work (as the case may be).
(ii)    Notwithstanding anything in the Lease to the contrary, if there is an actual delay in the substantial completion of Landlord’s Additional Space Work, or any portion thereof, due to any act or omission of Tenant, its contractors, subcontractors, architects, space designers, agents and/or employees, (each, a "Tenant's Delay"), the Additional Space RCD (but not the Additional Space Commencement Date) shall be advanced (i.e., moved forward) by one (1) day for each day of such actual delay. No delay shall constitute a Tenant's Delay unless Landlord gives Tenant two (2) business days' notice of the occurrence thereof with reasonable specificity, it being agreed that such Tenant's Delay shall not begin to accrue until the date that is two (2) business days following the delivery of such notice by Landlord to Tenant. Any additional out-of-pocket cost to Landlord to complete Landlord’s Additional Space Work occasioned by such Tenant's Delay shall be paid by Tenant as additional rent within thirty (30) days after demand therefor. For the purposes of the preceding sentence, "additional out-of-pocket cost to Landlord" shall mean the total out-of-pocket cost reasonably incurred by Landlord in excess of the aggregate cost which Landlord would have incurred to complete Landlord’s Additional Space Work if there had been no such Tenant's Delay.
(iii)    Solely with respect to latent defects with respect to Landlord’s Additional Space Work and Landlord’s Balance Space Work, as the case may be (except to the extent caused by any act or omission of Tenant and/or any of its contractors, subcontractors, architects, space designers, agents and/or employees), Landlord shall promptly make, or cause to be made, any necessary repairs or replacements with respect thereto upon and subject to the applicable terms of the Lease, provided that Tenant shall deliver notice to Landlord with respect thereto no later than twelve (12) months (time being of the essence) following the Additional Space Commencement Date or the Balance Space Commencement Date (as the case may be). Tenant shall endeavor to notify Landlord within thirty (30) days after Tenant first becomes aware of such latent defect.
B.    Provided that Tenant shall not then be in material default under the Lease beyond applicable notice and cure periods and there is then no Bankruptcy Event, Landlord shall provide to Tenant a work allowance in the amount set forth in clause (a) of Exhibit C-4 attached hereto (the "Additional Space Work Allowance") to be applied solely to the hard costs and soft costs of the initial alterations performed by or on behalf of Tenant to the Additional Space to prepare same for Tenant’s occupancy ("Tenant's Additional Space Work") upon and subject to the terms of Section 37.4 of the Existing Lease. The terms of the Existing Lease applicable to Tenant’s Work with respect to the Office Space shall be fully applicable with respect to Tenant's Additional Space Work, it being agreed that (i) the Work Allowance with respect to the Additional Space shall be equal to the Additional Space Work Allowance, (ii) the terms of clause (y) of Section 37.2A of the Existing Lease shall not be applicable to Tenant’s Additional Space Work, (iii) Tenant shall expend no less than the amount set forth in clause (b) of Exhibit C-4 attached hereto on account of hard construction costs only (i.e., no soft costs shall be counted toward this requirement) in connection with the performance of Tenant’s Additional Space Work, and Tenant shall provide reasonably satisfactory evidence that it has complied with such requirement, (iv) Tenant shall substantially complete Tenant’s Additional

Space Work on or prior to the date that is twenty-four (24) months following the Additional Space Commencement Date (such date to be extended to the extent of delays caused by force majeure and Landlord’s Delays) and (v) during the performance of Tenant’s Additional Space Work, Tenant and its contractors shall be required to utilize the core toilet rooms located on the second (2nd), third (3rd) and fifteenth (15th) floors of the Building and Landlord at Tenant’s expense shall repair any damage to such core toilet rooms caused by Tenant and its agents, contractors and/or employees during the performance of Tenant’s Additional Space Work. Supplementing the foregoing, the reference to the Commencement Date in Section 17.1 of the Existing Lease shall be deemed to be a reference to the Additional Space Commencement Date solely for purposes of the Additional Space Work Allowance.
C.    The terms and provisions set forth in Exhibit C-5 attached hereto are incorporated by reference herein as if set forth in full in this Article 7.
D.    Except where the context clearly indicates otherwise, all references in the Existing Lease to the terms Landlord’s Work, Tenant’s Work and the Work Allowance shall also be deemed to be references to the terms Landlord’s Additional Space Work and Landlord’s Balance Space Work, Tenant’s Additional Space Work and the Additional Space Work Allowance, respectively. All references in the Existing Lease to the term Tenant’s Insurable Property shall be deemed to include Tenant’s Additional Space Work.
8.    15th Floor Space – Additional Terms.
A.
(i)    During the period commencing on January 1, 2026 and ending upon the Expiration Date, the annual Fixed Rent with respect to the 15th Floor Space shall be equal to one hundred percent (100%) of the annual fair market rental value (the "15th Floor Space FMV") of the 15th Floor Space determined as of January 1, 2026 (taking into account those leasing terms and conditions with respect thereto as are set forth in this Agreement), which annual fair market rental value may include periodic increases. The 15th Floor Space FMV shall be a “gross rent” (i.e., with Taxes and Expenses being paid on an escalated basis above a base number, which base number for Taxes and Expenses is included in the gross rent) and shall be based (subject to the following terms) upon a rentable square footage of 22,111, it being agreed that the foregoing amount is equal to the rentable square footage thereof determined by Landlord as of the date of this Agreement.
(ii)    Landlord and Tenant shall each use good faith efforts to agree in writing as to the 15th Floor Space FMV therefor by July 1, 2025, taking into account (i) the fair market rental value for a direct lease of space of similar size and comparable condition in any first-class, like-kind office building located in a comparable location in midtown Manhattan for a term of ten (10) years (it being agreed that the fair market rental value of the 15th Floor Space shall be determined with reference to the first portion of such term equal to the length of the balance of the term of the Lease with respect thereto), (ii) the other terms applicable to the 15th Floor Space as provided in this Agreement, as well as other economic terms that would be granted in a market lease for the 15th Floor Space, and (iii) all then relevant factors (which factors are subject in all events to the other express terms of this Agreement). If Landlord and Tenant are unable to agree as to the 15th Floor Space FMV by July 1, 2025, then each of Landlord and Tenant, within twenty (20) days thereafter on a date designated by Landlord, shall simultaneously meet at Landlord's office in Manhattan and shall exchange Arbitration Notices (which shall also set forth, if not previously agreed upon by the parties, each respective party’s determination of the FMV Work Allowance, as hereinafter defined, which amounts may vary from any prior amounts proposed by the parties). In such event the 15th Floor Space FMV (and the FMV Work Allowance, if applicable) shall be determined by arbitration in accordance with the applicable terms of Article 38 of the Existing Lease, mutatis mutandis, except that in making their determinations, the arbitrators shall consider only the criteria set forth in this Agreement and follow the directions set forth in this Section 8A. Supplementing the foregoing, (w) in no event shall any alterations by Tenant to the Additional Space in excess of Building standard be deemed to be a relevant factor for purposes of the foregoing calculation, (x) forty-nine and twelve one hundredths percent (49.12%) of both the free rent furnished by Landlord with respect to the Additional Space and the Additional Space Work Allowance shall be deemed to have been furnished by Landlord to Tenant on January 1, 2026 with respect to the Additional Space for purposes of the foregoing calculation, (y) the FMV Work Allowance shall be deemed to be a relevant factor for purposes of the foregoing calculation and (z) the Common Corridor Work Allowance (as hereinafter defined) shall not be deemed to be a relevant factor for purposes of the foregoing calculation.
(iii)    The terms of Section 38.6 of the Existing Lease shall also be fully applicable with respect to the determination of the 15th Floor Space FMV.
B.    Provided that Tenant shall not then be in material default under the Lease beyond applicable notice and cure periods and there is then no Bankruptcy Event, Landlord shall provide to Tenant (a) a work allowance in the amount equal to the then cost to remove the common corridor located on the fifteenth (15th) floor of the Building as reasonably determined by Landlord, it being agreed that the foregoing amount shall be calculated assuming that such entire common corridor shall be completely demolished without regard to any specific component(s) thereof that Tenant may wish to retain in connection with the performance of Tenant’s Balance Space Work (the “Common Corridor Work Allowance”) and (b) a work allowance (the “FMV Work Allowance”) equal to a fair market work allowance then typically paid by landlords in the then Manhattan real estate marketplace in connection with a direct lease of space of similar size and comparable condition in any first-class, like-kind office building for a term of ten (10) years (as determined by the parties or by the arbitrators, as the case may be), which work allowances shall be applied (upon and subject to the terms of the Lease applicable to the Additional Space Work Allowance) solely to the hard costs and soft costs of the initial alterations performed by or on behalf of Tenant to the 15th Floor Space to combine the Additional Space and the Balance Space and to prepare same for Tenant’s occupancy (“Tenant’s Balance Space Work”). If not previously agreed upon by the parties, the FMV Work Allowance shall be determined in the same arbitration in which the 15th Floor Space FMV is determined.
9.    Sublease and Prime Lease. Notwithstanding anything in the Lease to the contrary, the parties hereto agree that solely during the period from the Additional Space Commencement Date through December 31, 2025 (or the sooner termination of the Sublease, as such term is hereinafter defined), (i) Tenant shall be sub-subleasing the Additional Space from Landlord pursuant to the terms of the Lease, (ii) Landlord shall be subleasing the Additional Space from a third party tenant (“Sublandlord”) pursuant to the terms of that certain sublease dated as of the date hereof (as the same may hereafter be amended, collectively, the “Sublease”) and (iii) Sublandlord is leasing the Additional Space from Landlord pursuant to the terms of that that certain lease dated prior to the date hereof (as the same may hereafter be amended, collectively, the “Prime Lease”).  However, the terms in the Lease shall govern the rights and liabilities of Landlord and Tenant with respect to the Additional Space, it being intended that none of the terms or conditions of the Sublease or the Prime Lease shall be incorporated herein. Landlord may terminate, surrender, renew, modify, amend, consolidate, supplement, replace or extend the Sublease and/or the Prime Lease in any manner that Landlord may elect without the consent of Tenant, provided that none of the foregoing shall have a monetary or non-monetary adverse impact on Tenant, the Lease or Tenant’s use and occupancy of the Additional Space (in each case, except to a de minimis extent).

10.    Broker.     Each of Landlord and Tenant warrants and represents that it has not dealt with any broker in connection with this Agreement other than the Broker (i.e. Cushman & Wakefield, Inc.). Tenant and Landlord each agrees to defend, save and hold harmless the other party from any claims for fees and commissions and against any liability (including reasonable attorneys' fees and disbursements) arising out of any conversations or negotiations had by such party with any broker or party acting as such other than (in the case of Tenant) the Broker. Landlord shall be responsible for the payment of any commission or other fee earned by the Broker in connection with this Agreement pursuant to a separate agreement. This Article 10 shall survive the expiration or sooner termination of the Lease.
11.    Amendments to Lease. The Existing Lease is hereby amended as follows as of the date hereof:
A.    Density. In no event shall Tenant’s population density on any partial floor of the Premises exceed Tenant’s proportionate share of the maximum aggregate permitted population density on such floor of the Building pursuant to applicable Legal Requirements and the Building’s certificate of occupancy.
B.    DAS. Landlord and Tenant acknowledge that (a) certain portions of the Building will be serviced by a neutral host distributed antenna system (the “DAS”), (b) the DAS antennas will be provided throughout such areas to effect adequate coverage, (c) the DAS will transmit and receive cell phone signals to and/or from wireless carriers and (d) the DAS will not include any Wi-Fi connectivity.  Tenant acknowledges that the DAS is being provided without compensation or other consideration and Tenant hereby agrees to irrevocably waive and release Landlord from all obligations or liability whatsoever for any damage, cost or expense incurred by or on behalf of Tenant due to, or caused by, the failure or inability of such system to provide service to Tenant.  Tenant shall be obligated, at its sole expense, subject to the terms of this Section, to reinstall, disconnect and/or relocate (as applicable) portions of the DAS within the Premises in connection with any alterations, decorations, installations, additions or improvements performed by or on behalf of Tenant.  Notwithstanding anything in the Lease to the contrary, prior to the commencement of any alterations, decorations, installations, additions or improvements performed by or on behalf of Tenant that affects DAS in any manner (collectively, the “DAS Related Work”), including any work requiring the disconnection, relocation, removal and/or reinstallation of any portion of the DAS (including any of the DAS antennas) or any work involving the demolition of any walls or the movement/removal of any portion of the ceiling, Tenant shall, at its sole expense, coordinate the design, planning and performance of any such work with Landlord, Landlord’s managing agent, the owner of the DAS (if not Landlord), and the contractor supplying the maintenance and repair services for the DAS (such parties collectively, the “DAS Parties”).  Tenant acknowledges that all DAS Related Work shall be subject to such changes and conditions as may be required by any of the DAS Parties and will require prior written approval therefrom.  Any work with respect to the DAS itself shall be performed by the single subcontractor designated by Landlord or Landlord’s managing agent at Tenant’s expense in accordance with the applicable terms of the Lease.
C.    Letter of Credit and Notices. In Exhibits F and M-11 of the Existing Lease, the title “Corporate Counsel” shall be amended to be “General Counsel.”
D.    Payment Instructions. The terms and provisions set forth in Exhibit C-6 attached hereto are incorporated by reference herein as if set forth in full in this Article 11.
12.    Miscellaneous. Except as amended herein, all of the other terms of the Existing Lease are and shall remain in full force and effect and are hereby ratified and confirmed. This Agreement is submitted to Tenant on the understanding that it shall not be considered an offer and shall not bind Landlord in any way until (i) Tenant has duly executed and delivered duplicate originals to Landlord, and (ii) Landlord has executed and unconditionally delivered one of said originals to Tenant. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may be executed in counterparts, each of which may be deemed an original and all of which together shall constitute one and the same instrument. If any of the provisions of the Lease or the application thereof to any person or circumstance, shall, to any extent, be invalid or unenforceable, the remainder of the Lease or the application of such provision or provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable shall not be affected thereby, and every provision of the Lease shall be valid and enforceable to the fullest extent permitted by law. This Agreement may not be orally waived, terminated, changed or modified. Landlord and Tenant each represents and warrants to the other that (a) this Agreement (1) has been duly authorized, executed and delivered by such party and (2) constitutes the legal, valid and binding obligation of such party and (b) the execution and delivery of this Agreement is not prohibited by, nor does it conflict with or constitute a default under, any agreement or instrument to which such party may be bound or any Legal Requirements applicable to such party.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Agreement as of the day and year first above written.

DOLP 1133 PROPERTIES II LLC

By: The Durst Manager LLC, a New York limited liability company, its Manager

By: SRDA Manager, LLC, a New York limited liability company, its Managing Member

By: /s/ Jonathan Durst
Jonathan Durst
President
TAKE-TWO INTERACTIVE SOFTWARE, INC.

By: /s/ Daniel Emerson
Name: Daniel Emerson
Title: Executive Vice President and General Counsel